Exhibit 10.4

AMENDED AND RESTATED

INTELLECTUAL PROPERTY CONTRIBUTION

AND ANCILLARY MATTERS AGREEMENT

THIS AMENDED AND RESTATED INTELLECTUAL PROPERTY CONTRIBUTION AND ANCILLARY MATTERS AGREEMENT (“Agreement”) is made and entered into as of December 21, 2005 (“Amendment Date”) by and among Fujitsu Limited, a Japanese corporation (“Fujitsu”), Advanced Micro Devices, Inc., a Delaware corporation (“AMD”), AMD Investments, Inc. (“AMD Investments”), Spansion Inc., a Delaware corporation (“Spansion”) and Spansion Technology Inc., a Delaware corporation, a wholly owned subsidiary of Spansion to be the successor-in-interest to Spansion LLC (“STI”). Fujitsu, AMD, AMD Investments, Spansion and STI are herein referred to as the “Parties” and individually as a “Party.” Fujitsu and AMD Investments are herein referred to as the “Contributing Parties” and individually as a “Contributing Party.” Fujitsu and AMD are herein referred to as the “Parents” and individually as a “Parent.”

RECITALS

WHEREAS, in connection with formation of Spansion LLC, a Delaware limited liability company (“LLC”), certain of the parties hereto entered into that certain Intellectual Property Contribution and Ancillary Matters Agreement (the “IPCAAMA”), dated as of June 30, 2003 (the “Effective Date”);

WHEREAS, the parties hereto hereby desire to amend and restate the IPCAAMA, including substituting Spansion and STI for LLC as parties hereto;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and other terms and conditions contained herein, the Parties agree as follows:

AGREEMENT

1. DEFINITIONS; INTERPRETATION

1.1 Terms Defined in this Agreement. The following terms when used in this Agreement shall have the following definitions:

1.1.1 “Acquirer Competitive Product” has the meaning set forth in Section 5.3.

1.1.2 “Acquired Party Covered Product” has the meaning set forth in Section 5.3.

1.1.3 “Action” means any action, litigation, arbitration, suit, claim, proceeding, or investigation or review of any nature, civil, criminal, regulatory or otherwise, before any Governmental Authority.

1.1.4 “Affiliate” of any Party means any other Person controlling, controlled by or under common control with such Party, but such other Person shall be deemed to be an Affiliate only so long as such control exists. For purposes of this Section 1.1.4, “control,” with respect to a Person, means beneficial ownership, directly or indirectly, of securities representing forty percent (40%) or more of the power to elect such Person’s board of directors or other managing authority, or in the case of a non-corporate Person, equivalent interests. For purposes of clarification, AMD is an Affiliate of AMD Investments as of both the Effective and the Amendment Date.

1.1.5 “Aggregate Ownership Interest” shall have the meaning set forth in the Certificate of Incorporation.

1.1.6 “Amended and Restated AMD-Spansion Patent Cross-License Agreement” shall mean that Amended and Restated AMD-Spansion Patent Cross-License Agreement, dated as of December 21, 2005, by and between AMD and Spansion.

1.1.7 “Amended and Restated Fujitsu-Spansion Patent Cross-License Agreement” shall mean that Amended and Restated Fujitsu-Spansion Patent Cross-License Agreement, dated as of December 21, 2005, by and between Fujitsu and Spansion.

1.1.8 “AMD” has the meaning set forth in the first paragraph of this Agreement.

1.1.9 “AMD Flash Memory Business” means the research and development, manufacture, marketing, distribution, promotion and sale of Stand-Alone NVM Products (excluding distribution and sales-related activities) by AMD and its Affiliates.

1.1.10 “AMD Investments” has the meaning set forth in the first paragraph of this Agreement.

1.1.11 “Assigned Patent Rights” means the STI Patent Rights and the Spansion Patent Rights.

1.1.12 “Assigned Trademark Rights” means (a) the Trademarks set forth in Schedule 1.1.12, (b) the registrations of, and applications for, such Trademarks set forth in Schedule 1.1.12, and the right to apply for and prosecute any of such applications, (c) all goodwill associated with such Trademarks, and (d) all rights and causes of action for past, present and future infringement of the Trademarks set forth in Schedule 1.1.12.

1.1.13 “Background IP Right” means any Intellectual Property Right which is (a) owned by Fujitsu or any of its Subsidiaries as of the Effective Date or (b) conceived, developed, written, or otherwise created (other than by Seconded Employees) or acquired by Fujitsu or any of its Subsidiaries on or after the Effective Date.

1.1.14 “Coatue” means Coatue Corporation, a Delaware corporation.

1.1.15 “Certificate of Incorporation” means the Certificate of Incorporation of Spansion, as of the Amendment Date.

1.1.16 “Conditional Patent Rights” means rights under one or more of (a) the Patents and applications for Patents set forth in Schedule 1.1.16, (b) any Patents that may issue from the applications for Patents described in subsection (a) above, (c) any divisionals, continuations, continuations-in-part, results of reexamination, substitutions, reissues, extensions and renewals of the Patents and applications for Patents described in subsections (a) and (b) above, whether or not in existence as of the Amendment Date, or (d) any foreign counterparts to the Patents and applications for Patents described in this Section 1.1.16, as determined by Fujitsu and STI pursuant to Section 2.4.

1.1.17 “Confidential Information” means all proprietary or nonpublic information and materials of Discloser that (a) are provided to or otherwise obtained by Recipient as described in Section 9.1, and (b) are either (i) marked or otherwise designated as “proprietary” or “confidential” or (ii) provided to or otherwise obtained by Recipient under circumstances reasonably indicating that they constitute confidential and proprietary information of Discloser. Notwithstanding the foregoing, Confidential Information will not include information or materials that: (A) were already known by Recipient, other than under an obligation of confidentiality to Discloser or any other Person, at the time they were provided to or otherwise obtained by Recipient from Discloser hereunder, as evidenced by Recipient’s tangible (including written or electronic) records in existence at such time; (B) were generally available to the public or otherwise part of the public domain at the time they were provided to or otherwise obtained by Recipient hereunder; (C) became generally available to the public or otherwise part of the public domain after they were provided to or otherwise obtained by Recipient hereunder, other than through any act or omission of Recipient in breach of this Agreement; (D) were subsequently lawfully disclosed to Recipient by a Person other than Discloser not subject to any duty of confidentiality with respect thereto; (E) were developed by Recipient without reference to any Confidential Information of Discloser, as evidenced by Recipient’s tangible (including written or electronic) records in existence at such time; or (F) constitute Parent Confidential Information or Spansion Technology.

1.1.18 “Contributed Entities” means (a) with respect to Fujitsu, Fujitsu AMD Semiconductor Limited, a Japanese corporation now named Spansion Japan (“Spansion Japan”) and Fujitsu Microelectronics (Malaysia) Sdn. Bhd., a company organized under the laws of Malaysia, and (b) with respect to AMD and AMD Investments, Spansion Japan, FASL (Penang) Sdn. Bhd., a company organized under the laws of Malaysia, AMD Holdings (Singapore) Pte. Ltd., a company organized under the laws of Singapore, AMD (Thailand) Limited, a company organized under the laws of Thailand, and Advanced Micro Devices (Suzhou) Limited, a company organized under the laws of China and a wholly-owned Subsidiary of AMD Holdings (Singapore) Pte. Ltd.

1.1.19 “Contributed Entity Other IP Rights” means Other IP Rights that, as of the Effective Date, are owned in whole or in part by any Contributed Entities.

1.1.20 “Contributing Party” and “Contributing Parties” have the respective meanings set forth in the first paragraph of this Agreement.

1.1.21 “Contribution Agreement” means that certain Contribution Agreement, dated June 30, 2003, by and among AMD, AMD Investments, Fujitsu, FMH and LLC.

1.1.22 “Control” (including “Controlled,” “Controlling” and other forms thereof), with respect to a Person, means beneficial ownership, directly or indirectly, of securities representing more than fifty percent (50%) of the power to elect such Person’s board of directors or other managing authority, or in the case of a non-corporate Person, equivalent interests. In no case shall Fujitsu’s Class D shares of Spansion be considered securities entitled to vote for the election of Spansion’s board of directors or other managing authority for purposes of this definition.

1.1.23 “Copyrights” means all copyrights and all other rights arising under common law, state law, federal law or laws of foreign countries or jurisdictions therein corresponding to works of authorship and other copyrightable works, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof, and including all Moral Rights.

1.1.24 “Development” means any Intellectual Property Right or Technology conceived, developed, written, or otherwise created by Seconded Employees, whether solely or jointly with others, after the Effective Date and during the applicable Secondment Period (as defined in the Fujitsu Secondment Agreement), expressly excluding Background IP Rights.

1.1.25 “Discloser” has the meaning set forth in Section 9.1.

1.1.26 “Disclosing Parent” has the meaning set forth in Section 9.2.

1.1.27 “Effective Date” has the meaning set forth in the first paragraph of this Agreement.

1.1.28 “Existing Product” of a Person, as of a certain date, means a Licensed Product developed by or for such Person and being made (or have made) and offered for sale by such Person on or prior to such date.

1.1.29 “Flash Memory Business” of a Parent means, as applicable, either the AMD Flash Memory Business or the Fujitsu Flash Memory Business. “Flash Memory Business” of AMD Investments means the AMD Flash Memory Business.

1.1.30 “FMH” means Fujitsu Microelectronics Holding, Inc., a Delaware corporation, a wholly owned subsidiary of Fujitsu.

1.1.31 “Fujitsu” has the meaning set forth in the first paragraph of this Agreement.

1.1.32 “Fujitsu Flash Memory Business” means the research and development, manufacture, marketing, distribution, promotion and sale of Stand-Alone NVM Products (excluding (i) Ferro-electric non-volatile memory technology and products and (ii) distribution and sales-related activities) by Fujitsu and its Affiliates.

1.1.33 “Fujitsu Secondment Agreement” shall mean that Fujitsu Secondment and Transfer Agreement, dated as of June 30, 2003, between Fujitsu and LLC, as amended.

1.1.34 “Governmental Authority” means any foreign, domestic, national, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

1.1.35 “Immunized Products” has the meaning set forth in Section 2.3.

1.1.36 “Intellectual Property Rights” means, collectively, (a) Patents, Trade Secrets, Copyrights, Trademarks, mask work rights, industrial design rights, and all other intellectual property rights and proprietary rights, whether arising under common law, state law, federal law or laws of foreign countries or jurisdictions therein, (b) all registrations and applications for registration of any of the rights described in subsection (a) above, and (c) all rights to apply for or register any of the rights described in subsection (a) above.

1.1.37 “Liability” means, with respect to a Person, any liability, indebtedness, expense, guaranty, endorsement or obligation of or by such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person.

1.1.38 “Licensed Parent Software” means the software set forth in Schedule 1.1.38.

1.1.39 “Licensed Product” has the meaning set forth in the Amended and Restated Fujitsu-Spansion Patent Cross-License Agreement.

1.1.40 “LLC” has the meaning set forth in the recitals of this Agreement.

1.1.41 “Losses” means any and all costs, losses, taxes, Liabilities, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, costs of mitigation or remediation, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing.

1.1.42 “Material Adverse Effect” means any facts and circumstances that would result in a material adverse effect on the business, operations, affairs, financial condition, results of operations, assets, Liabilities, reserves or any other aspect of a Person, taken as a whole, assuming consummation of the transactions contemplated hereby.

1.1.43 “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under common law, state law, federal law or laws of foreign countries or jurisdictions therein.

1.1.44 “Non-Competition Agreement” means that certain Amended and Restated Non-Competition Agreement means dated as of December 21, 2005 among Spansion, AMD, AMD Investments and Fujitsu.

1.1.45 “Non-Provider Party,” with respect to any particular Technology or Intellectual Property Right, means any Contributing Party that is not a Provider Party with respect to such Technology or Intellectual Property Right.

1.1.46 “NVM” means a non-volatile memory device wherein information stored in a memory cell is maintained without power consumption and the write time (including erase time if there is an erase operation prior to a write operation) exceeds the read time, allowing the device to function primarily as a reading device.

1.1.47 “Offering Documents” means the agreements set forth on Schedule 1.1.47.

1.1.48 “Other IP Rights” means all Intellectual Property Rights, excluding Patents and Trademarks, all registrations and applications for registration of Patents and Trademarks, and all rights to apply for or register Patents and Trademarks.

1.1.49 “Owner Party,” with respect to any Shared Other IP Right or Shared Patent, means each of (a) STI, (b) Fujitsu, if Fujitsu is a Provider Party with respect to such Shared Other IP Right or Shared Patent, and (c) AMD, if AMD Investments is a Provider Party with respect to such Shared Other IP Right or Shared Patent.

1.1.50 “Parent” and “Parents” have the respective meanings set forth in the first paragraph of this Agreement.

1.1.51 “Parent Confidential Information” means all proprietary or nonpublic information and materials of Disclosing Parent that (a) are provided to or otherwise obtained by Spansion or any its Subsidiaries (collectively, “Spansion for purposes of this Section 1.1.51), (b) are subsequently provided to or otherwise obtained by Receiving Parent from Spansion, and (c) are either (i) marked or otherwise designated as “proprietary” or “confidential” or (ii) provided to or otherwise obtained by Receiving Parent under circumstances reasonably indicating that they constitute confidential and proprietary information of Disclosing Parent. Notwithstanding the foregoing, Parent Confidential Information will not include information or materials that: (A) were already known by Receiving Parent, other than under an obligation of confidentiality to Disclosing Parent, Spansion or any other Person, at the time they were provided to or otherwise obtained by Receiving Parent from Spansion hereunder, as evidenced by Receiving Parent’s tangible (including written or electronic) records in existence at such time; (B) were generally available to the public or otherwise part of the public domain at the time they were provided to or otherwise obtained by Receiving Parent hereunder; (C) became generally available to the public or otherwise part of the public domain after they were provided to or otherwise obtained by Receiving Parent hereunder, other than through any act or omission of Receiving Parent in breach of this Agreement; (D) were subsequently lawfully disclosed to Receiving Parent by a Person other than Disclosing Parent or Spansion not subject to any duty of confidentiality with respect thereto; (E) were developed by Receiving Parent without reference to any Parent Confidential Information of Disclosing Parent, as evidenced by Receiving Parent’s tangible (including written or electronic) records in existence at such time; or (F) constitute Spansion Technology.

1.1.52 “Party” and “Parties” have the respective meanings set forth in the first paragraph of this Agreement.

1.1.53 “Patents” mean all classes or types of patents (including design patents) and utility models of all countries of the world.

1.1.54 “Pending Product” of a Person, as of a certain date, means a Licensed Product developed by or for such Person that such Person reasonably expects to tapeout within eighteen (18) months of such date (as specified in a then-current written product roadmap as of such date) and that such Person reasonably expects to make (or have made) and sell commencing reasonably promptly thereafter.

1.1.55 “Person” means any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, other legal entity or Governmental Authority.

1.1.56 “Provider Party” means (a) with respect to any Shared Other IP Right and any Shared Patent that may issue with respect thereto, any Contributing Party that owns, or any of whose Subsidiaries (or Affiliates, where such Contributing Party is AMD Investments) owns, in whole or in part, such Shared Other IP Right immediately prior to the Effective Date, (b) with respect to any Licensed Parent Software, each Parent that owns, or any of whose Subsidiaries owns, in whole or in part, such Licensed Parent Software immediately prior to the Effective Date, (c) with respect to any Third Party Other IP Right, each Parent that has been granted, or any of whose Subsidiaries has been granted, a license by a Third Party of such Third Party Other IP Right in effect as of the Effective Date, and (d) with respect to any Assigned Patent Rights, each of AMD Investments and Fujitsu.

1.1.57 “Receiving Parent” has the meaning set forth in Section 9.2.

1.1.58 “Recipient” has the meaning set forth in Section 9.1.

1.1.59 “Residual Information” means (a) with respect to Confidential Information, information in non-tangible form which may be incidentally retained in the unaided memory of Recipient’s personnel having had access to the Confidential Information of Discloser, and which such personnel cannot identify as Confidential Information of Discloser, and (b) with respect to Parent Confidential Information, information in non-tangible form which may be incidentally retained in the unaided memory of Receiving Parent’s personnel having had access to the Parent Confidential Information of Disclosing Parent, and which such personnel cannot identify as Parent Confidential Information of Disclosing Parent. Such personnel’s memory is “unaided” if the personnel have not intentionally memorized any Confidential Information of Discloser or Parent Confidential Information of Disclosing Parent, as applicable.

1.1.60 “Seconded Employee” shall mean any employee that is a Seconded Employee, Seconded Expatriate Employee, or deemed Seconded Expatriate Employee under the terms of the Fujitsu Secondment Agreement.

1.1.61 “Semiconductor Group” with respect to a Parent, means the internal group or other organization of such Parent having as its primary activities the research and development and making of Semiconductor Products for, and selling of Semiconductor Products to, the semiconductor merchant market. The Fujitsu Semiconductor Group currently consists of (and is limited to) the Electronic Devices Group of Fujitsu. The AMD Semiconductor Group currently consists of AMD in its entirety.

1.1.62 “Semiconductor Product” has the meaning set forth in the Amended and Restated Fujitsu-Spansion Patent Cross-License Agreement.

1.1.63 “Shared Other IP Rights” means all Other IP Rights in the Shared Technology that, immediately prior to the Effective Date, are owned in whole or in part by a

Parent (and/or any of its Subsidiaries) or AMD Investments (and/or any of its Subsidiaries), but excluding any Contributed Entity Other IP Rights. Notwithstanding the foregoing, Shared Other IP Rights will not include any Assigned Patent Rights or Assigned Trademark Rights.

1.1.64 “Shared Patents” has the meaning set forth in Section 4.1.

1.1.65 “Shared Technology” means all Technology that has been used, is in use or is planned to be used by any Contributed Entity or any other portion of the Flash Memory Business of a Parent, but excluding all Licensed Parent Software and the software set forth in Schedule 1.1.65.

1.1.66 “Software License Terms” means the terms and conditions set forth in Schedule 1.1.38.

1.1.67 “Spansion” has the meaning set forth in the first paragraph of this Agreement.

1.1.68 “Spansion Japan” has the meaning set forth in Section 1.1.18.

1.1.69 “Spansion Non-Process Technology” means Spansion Technology other than Spansion Technology that is related to (a) processes for designing and/or making Licensed Products, including equipment used therefor, (b) materials comprising or used in the manufacturing of Licensed Products, or (c) structures for the arrangement or interrelationship of regions, layers, electrodes or contacts of Licensed Products.

1.1.70 “Spansion Patent Rights” means (a) the Patents and applications for Patents set forth in Schedule 1.1.70, (b) any applications for Patents that may be filed on or after the Effective Date based on the invention disclosures set forth in Schedule 1.1.70, if any, (c) any Patents that may issue from the applications for Patents described in subsections (a) and (b) above, (d) any divisionals, continuations, continuations-in-part, results of reexamination, substitutions, reissues, extensions and renewals of the Patents and applications for Patents described in subsections (a), (b) and (c) above, whether or not in existence as of the Effective Date, (e) the right to apply for and prosecute any of the applications for Patents described in subsections (a), (b) and (d) above, (f) all foreign counterparts to the Patents and applications for Patents described in this Section 1.1.70, and (g) all rights and causes of action for past, present and future infringement of Patents set forth in Schedule 1.1.70.

1.1.71 “Spansion Technology” means all Technology in which any Other IP Rights are owned, on or after the Effective Date, in whole or in part by Spansion or any of its Subsidiaries.

1.1.72 “Spansion Technology Delivery Date” has the meaning set forth in Section 5.3.

1.1.73 “Stand-Alone NVM Product” means a semiconductor product (including a single chip or a multiple chip or system product) containing NVM dedicated to data storage wherein all circuitry (including logic circuitry) contained therein is solely to accept, store, retrieve or access information or instructions and cannot manipulate such information or execute instructions.

1.1.74 “STI” has the meaning set forth in the first paragraph of this Agreement.

1.1.75 “STI Patent Rights” means (a) the Patents and applications for Patents set forth in Schedule 1.1.75, (b) any applications for Patents that may be filed on or after the Effective Date based on the invention disclosures set forth in Schedule 1.1.75, if any, (c) any Patents that may issue from the applications for Patents described in subsections (a) and (b) above, (d) any divisionals, continuations, continuations-in-part, results of reexamination, substitutions, reissues, extensions and renewals of the Patents and applications for Patents described in subsections (a), (b) and (c) above, whether or not in existence as of the Effective Date, (e) the right to apply for and prosecute any of the applications for Patents described in subsections (a), (b) and (d) above, (f) all foreign counterparts to the Patents and applications for Patents described in this Section 1.1.75, and (g) all rights and causes of action for past, present and future infringement of Patents set forth in Schedule 1.1.75.

1.1.76 “Subsidiary” of any Party means any other Person that is Controlled by such Party, but such other Person shall be deemed to be a Subsidiary only so long as such Control exists. Notwithstanding the foregoing, the following entities shall not be deemed a Subsidiary of either Fujitsu or AMD: Spansion, any Subsidiaries of Spansion, or any Contributed Entities. For purposes of clarification, as of the Effective Date, the Contributed Entities shall be deemed Subsidiaries of Spansion and, as of the Amendment Date, the Contributed Entities and STI shall be deemed Subsidiaries of Spansion

1.1.77 “Successor Product” means a subsequent or follow-on version of an Acquired Party Covered Product or Acquirer Competitive Product that is based on substantially the same technology (including “process shrinks” of such products and other incremental improvements thereto) as such Acquired Party Covered Product or Acquirer Competitive Product, without the benefit of fundamental advances in design, and that is intended to replace such Acquired Party Covered Product or Acquirer Competitive Product and to be used in the same type of application (e.g., personal computer, mobile phone, etc.).

1.1.78 “Technology” means all computer software (in source code or object code form), documentation, works of authorship, mask works, know-how, data and data bases, formulas, algorithms, processes, inventions and discoveries (whether or not patented), ideas, concepts, techniques, methods, content, technical information, engineering, production and other designs, drawings, schematics, specifications, confidential information, and all other information, technology and materials, tangible or otherwise.

1.1.79 “Termination Agreement” means that certain Termination Agreement entered into as of June 30, 2003 by and among Parent, AMD, and Fujitsu AMD Semiconductor Limited (now Spansion Japan).

1.1.80 “Third Party” means any Person other than the Parties and their Subsidiaries.

1.1.81 “Third Party Other IP Rights” means (a) with respect to AMD and /or AMD Investments, all Other IP Rights in the Shared Technology that are licensed to AMD and/or AMD Investments by one or more Third Parties as of the Amendment Date, and (b) with respect to Fujitsu, all Other IP Rights in the Shared Technology that are licensed to Fujitsu by one or more Third Parties in the Shared Technology listed on Schedule 1.1.81.

1.1.82 “Trademarks” means all rights in trademarks, service marks, trade names, trade designations, trade dress and domain names and associated goodwill arising under common law, state law, federal law or laws of foreign countries or jurisdictions therein.

1.1.83 “Trade Secrets” means trade secrets and any other rights under any law (including common law, state law, federal law or laws of foreign countries or jurisdictions therein) in know-how and confidential and proprietary information that provides the owner thereof with advantages over its competitors that do not know or use such know-how or information.

1.1.84 “Transaction Document” has the meaning set forth in the Contribution Agreement.

1.2 Interpretation.

1.2.1 Certain Terms. The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limited and means “including without limitation.” The words “make” and “have made” include the acts of developing, assembling, packaging and/or testing.

1.2.2 Section References; Titles and Subtitles. Unless otherwise noted, all references to Sections and Schedules herein are to Sections and Schedules of this Agreement. The titles, captions and headings of this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

1.2.3 Reference to Persons, Agreements, Statutes. Unless otherwise expressly provided herein, (a) references to a Person include its successors and permitted assigns, (b) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements and other modifications thereto or supplements thereof and (c) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

2. TRANSFER OF IP RIGHTS TO SPANSION

2.1 STI Patent Rights. Effective as of the Effective Date, each Contributing Party hereby assigns, transfers and conveys to STI such Contributing Party’s entire right, title and interest in and to the STI Patent Rights, subject to (a) any rights, licenses or immunities relating to the STI Patent Rights that have been granted to any Persons prior to the Effective Date, and (b) retention and reservation by each Parent for itself, its successors and assigns (and STI hereby grants to each Parent, its successors and assigns) a non-exclusive, perpetual, irrevocable, royalty-free, worldwide right and license under the STI Patent Rights to (i) make, have made, use, sell, offer to sell, lease, import and otherwise dispose of any products and to use and practice any invention, process, art or method for any purpose, and (ii) grant sublicenses of any of the foregoing rights and licenses to (A) Subsidiaries and Affiliates of such Parent and (B) a successor-in-interest to such Parent’s Semiconductor Group.

2.2 Spansion Patent Rights. Effective as of the Amendment Date, each Contributing Party hereby assigns, transfers and conveys to Spansion such Contributing Party’s entire right, title and interest in and to the Spansion Patent Rights, subject to (a) any rights, licenses or immunities relating to the Spansion Patent Rights that have been granted to any Persons prior to the Amendment Date, and (b) retention and reservation by each Parent for itself, its successors and assigns (and Spansion hereby grants to each Parent, its successors and assigns) a non-exclusive, perpetual, irrevocable, royalty-free, worldwide right and license under the Spansion Patent Rights to (i) make, have made, use, sell, offer to sell, lease, import and otherwise dispose of any products and to use and practice any invention, process, art or method for any purpose, and (ii) grant sublicenses of any of the foregoing rights and licenses to (A) Subsidiaries and Affiliates of such Parent and (B) a successor-in-interest to such Parent’s Semiconductor Group.

2.3 Immunity. The rights and licenses retained and reserved by Parents (and granted to Parents by STI and Spansion) pursuant to Sections 2.1 and 2.2, and any sublicenses granted by Parents pursuant to Sections 2.1 and 2.2, shall include immunity for (and STI and Spansion hereby covenant not to sue) the resellers, distributors, users and other customers, direct or indirect, of any products made, imported, sold, offered for sale, leased or otherwise disposed of by or for or on behalf of Parents and such sublicensees as set forth herein (“Immunized Products”) (whether such Immunized Products are used, imported, sold, offered for sale, leased or otherwise disposed of alone or in combination with other products or services, although such immunity will not extend to any such combinations or parts of such other products or services other than the Immunized Products).

2.4 Conditional Patent Rights. In the event (i) a claim of patent infringement is brought against Spansion or STI in any judicial tribunal by a bona fide Third Party (“Third Party Claim”), and (ii) STI promptly notifies Fujitsu in writing of (a) such Third Party Claim, (b) STI’s desire to obtain Conditional Patent Rights to use in responding to such Third Party Claim, and (c) STI’s good faith belief that (I) there are no patents in its patent portfolio on which to base a claim or counterclaim against such Third Party for patent infringement in any jurisdiction at the time such Third Party Claim is brought, (II) such Third Party Claim will have a material adverse effect on STI’s Flash Memory Business, and (III) one or more of the patents listed on Schedule 1.1.16 is a patent on which a non-frivolous counterclaim against such Third Party for patent infringement may be based and obtaining rights under such patent (which could include rights to grant sublicenses under such patents or enforce such patents) will help STI minimize, to the extent reasonably possible, any Losses of STI, then STI and Fujitsu shall first meet and discuss in good faith how to maximize STI and Fujitsu’s respective interests and any terms and conditions in connection with any grant of Conditional Patent Rights to STI prior to any grant of Conditional Patent Rights by Fujitsu to STI. Fujitsu shall have the right to reject STI’s request if Fujitsu has a good faith belief that a grant to STI of Conditional Patent Rights may have an adverse effect on Fujitsu business interests at the time of STI’s request or thereafter. Any use by STI against such Third Party of such Conditional Patent Rights shall be solely for the purpose of defense against and/or settlement of the Third Party Claim. Any extension of Conditional Patent Rights to STI by Fujitsu and to such Third Party by STI (including in the form of a release, license, or covenant not to sue) shall also be set forth in a written agreement or agreements that (A) is in a form reasonably acceptable to Fujitsu (such acceptance not to be unreasonably withheld),

(B) contains terms and conditions deemed necessary by Fujitsu to protect its interests, such as the terms set forth in Sections 7.2, 8 and 10.1.1 through 10.1.5 of the Fujitsu-Spansion Patent Cross-License Agreement, royalty obligations, releases and grants of rights to Fujitsu, restrictions on assignment, loss of rights on change of control, and the like, (C) provides that any rights granted to the Third Party are subject to the terms and conditions of this Agreement and that Fujitsu is an express third party beneficiary under such license agreement and shall have rights to terminate and enforce such license agreement against such Third Party to the same extent as STI itself, and (D) does not permit any further sublicensing by any Third Party licensee. Without limiting any of the foregoing, all rights and remedies available under law for breach of any such agreement between Fujitsu and STI shall be available to Fujitsu, including the right to terminate any such agreement. Fujitsu’s obligations under this Section 2.4 and STI’s rights under any agreement relating to Conditional Patent Rights shall terminate when the Third Party Claim is dismissed, withdrawn or terminated, without STI exercising any of the Conditional Patent Rights granted by Fujitsu. Notwithstanding anything to the contrary in this Section 2.4, the parties agree that it is their intention that, should a mutual agreement be made between Fujitsu and STI under which STI obtains Conditional Patent Rights for use with respect to a Third Party Claim, Fujitsu’s grant of rights to STI will be sufficient to allow STI to enforce such Conditional Patent Rights against such Third Party in response to such Third Party Claim. Fujitsu makes no commitment hereunder to assign any patent to STI or initiate or join any litigation under any circumstances. Fujitsu’s obligations under this Section 2.4 shall be effective until earlier of (x) the second anniversary of the date of filing of the Certificate of Incorporation, or (y) the date that the Board of Spansion sets for conversion of the Class D Common Stock following a determination that such conversion is in the best interest of Spansion pursuant to Section 3(ii) of the Certificate of Incorporation, and (z) any Third Party taking Control of Spansion.

2.5 Assigned Trademark Rights. Effective as of the Effective Date, each Contributing Party hereby assigns, transfers and conveys to STI such Contributing Party’s entire right, title and interest in and to the Assigned Trademark Rights, subject to any licenses or other rights in or to the Assigned Trademark Rights that have been granted to any Persons prior to the Effective Date. In addition, STI shall have the right to continue using the part numbers and project names (i.e., pre-release product designations) used in connection with the products of the Flash Memory Businesses of the Contributing Parties.

2.6 Shared Other IP Rights.

2.6.1 Subject to Section 2.6.3, with respect to each Shared Other IP Right, effective as of the Effective Date, Fujitsu hereby assigns, transfers and conveys to STI (and agrees to cause its Subsidiaries to assign, transfer and convey to STI) an equal, undivided, joint interest in and to all of Fujitsu’s and its Subsidiaries’ right, title and interest in such Shared Other IP Right.

2.6.2 Subject to Section 2.6.3, with respect to each Shared Other IP Right, effective as of the Effective Date, AMD Investments hereby assigns, transfers and conveys to STI its entire right, title and interest in and to such Shared Other IP Right.

2.6.3 With respect to any Shared Other IP Rights that are owned jointly by both (a) AMD Investments and/or any of its Subsidiaries or Affiliates on the one hand, and (b) Fujitsu and/or any of its Subsidiaries on the other hand, effective as of the Effective Date, each Contributing Party hereby assigns, transfers and conveys (and agrees to cause its Subsidiaries to assign, transfer and convey) to STI a sufficient interest in and to all of such

Contributing Party’s and its Subsidiaries’ right, title and interest in such Shared Other IP Rights such that, following such assignments, transfers and conveyances, each of AMD (collectively with its Subsidiaries), Fujitsu (collectively with its Subsidiaries) and STI owns an equal, undivided, joint interest in and to all right, title and interest in such Shared Other IP Rights.

2.6.4 The Parties acknowledge and agree that it is the intent of the Parties that as of the Effective Date, STI will have a joint ownership interest in all Shared Other IP Rights that, immediately prior to the Effective Date, are owned in whole or in part by AMD and/or any of its Subsidiaries.

2.7 Contributed Entity Other IP Rights. Each of Fujitsu, AMD and AMD Investments hereby consents (and agrees to consent), effective as of the Effective Date, to the assignment to STI of any Contributed Entity’s ownership interest in Contributed Entity Other IP Rights.

2.8 Licensed Parent Software. Subject to the Software License Terms, each Parent hereby grants, effective as of the Effective Date, to STI a non-exclusive and non-transferable license, under its Other IP Rights, to use internally the Licensed Parent Software for which such Parent is Provider Party.

2.9 Third Party Other IP Rights.

2.9.1 Fujitsu. With respect to each Third Party Other IP Right listed on Schedule 2.9.1, Fujitsu shall, subject to Section 2.9.3, for six (6) months following the Amendment Date, use commercially reasonable efforts (and shall cause any of its Subsidiaries to use commercially reasonable efforts) to, as soon as reasonably possible, either (i) assign such license to STI or (ii) grant to STI a non-exclusive and non-transferable sublicense of the rights and benefits received by Fujitsu or such Subsidiary, as applicable, under such license necessary to enable STI to exploit such Third Party Other IP Right, with STI assuming any payment obligations of Fujitsu or such Subsidiary, as applicable, under such license corresponding to STI’s exercise of its rights under such sublicense, or if neither subsection (i) nor (ii) above is reasonably practicable, (iii) effect an alternative arrangement reasonably satisfactory to STI under which STI, from and after the Amendment Date, would obtain the rights and benefits and assume the costs, liabilities and burdens with respect to such licenses. Such arrangements could include the design, development, manufacturing, marketing, sales or other distribution of STI products and services by Fujitsu and/or its Subsidiaries. During the six (6) months following the Amendment Date, Fujitsu shall make available to AMD reasonable information with respect to Third Party Other IP Rights that are subject to this Section 2.9.1.

2.9.2 AMD. Subject to 2.9.3, with respect to each Third Party Other IP Right (a) that is necessary for the operation of the Flash Memory Business of STI as conducted immediately prior to the Amendment Date and (b) to which AMD or any of its Subsidiaries has been granted a license in effect as of the Amendment Date, AMD shall, subject to Section 2.9.3, for six (6) months following the Amendment Date, use commercially reasonable efforts (and cause any of its Subsidiaries to use commercially reasonable efforts) to, as soon as reasonably possible, either (i) assign such license to STI or (ii) grant to STI a non-exclusive and non-transferable sublicense of the rights and benefits received by AMD or such Subsidiary, as applicable, under such license necessary to enable STI to exploit such Third Party Other IP Right in the manner exploited by STI in the operation of its Flash Memory Business as conducted immediately prior to the Amendment Date, with STI assuming any payment obligations of AMD or such Subsidiary, as applicable, under such license corresponding to STI’s exercise of its rights under such sublicense, or if neither subsection (i) nor (ii) above is reasonably practicable, (iii) effect an alternative arrangement reasonably satisfactory to STI under which STI, from and after the Amendment Date, would obtain the rights and benefits and assume the costs, liabilities and burdens with respect to such licenses. Such arrangements could include the design, development, manufacturing, marketing, sales or other distribution of STI products and services by AMD and/or its Subsidiaries. During the six (6) months following the Amendment Date, AMD shall make available to Fujitsu reasonable information with respect to Third Party Other IP Rights that are subject to this Section 2.9.2.

2.9.3 Limitations. Sections 2.9.1 and 2.9.2 shall not apply to any Third Party Other IP Rights to which any ownership interest is assigned to Spansion or STI elsewhere in this Agreement, and no Parent shall be obligated to undertake any assignment, sublicense or other activity described in Sections 2.9.1 and 2.9.2 if such assignment, sublicense or other activity would result in the payment of royalties or other consideration to Third Parties (unless STI undertakes to pay directly or to reimburse such Parent for any such royalties or other consideration) or would, in such Parent’s reasonable judgment, have a material adverse effect on the business of such Parent or any of its Subsidiaries.

2.9.4 After Six-Month Period. Without limiting or affecting any other provision in this Section 2.9, each Parent agrees that if STI shall submit a request for a license, sublicense or other arrangement with respect to a Third Party Other IP Right as provided in Sections 2.9.1 or 2.9.2 after the expiration of the six-month period referenced therein, such Parent shall consider the request; provided, however, that such request can be denied by Parent in its sole and absolute discretion.

2.10 Delivery of Technology. Each Contributing Party shall, upon the Amendment Date, deliver (if not already delivered to LLC pursuant to the terms of the IPCAAMA) to STI tangible (including machine-readable, as appropriate) embodiments of all Shared Technology and Licensed Parent Software in its possession through the transfer of facilities, personal property contained therein and employees. Without limiting the generality of the foregoing, (a) with respect to any such tangible embodiment in a Contributing Party’s possession that, through inadvertence or for any other reason, is not delivered by such Contributing Party through the transfer of facilities, personal property contained therein and employees, such Contributing Party shall promptly deliver, at no charge, such tangible embodiment following the Amendment Date to a location reasonably designated by STI, and (b) with respect to any such tangible embodiment provided by a Contributing Party to STI for which, through inadvertence or for any other reason, such Contributing Party fails to retain a complete copy, STI shall promptly deliver, at no charge, a complete copy of such tangible embodiment following the Amendment Date to a location reasonably designated by such Contributing Party. If STI discovers that it erroneously received materials that are outside the scope of this Agreement, STI shall either destroy or return (as reasonably determined by the Contributing Party that provided such materials), at no charge, all such materials to such Contributing Party promptly upon becoming aware of such fact. If a Contributing Party discovers any tangible embodiment of Shared Technology or Licensed Parent Software in its possession that was required to be, but was not, delivered to STI, such Contributing Party shall promptly inform STI of any such error and promptly deliver, at no charge, such tangible embodiment to a location reasonably designated by STI. If STI discovers that it did not receive from a Contributing Party any tangible embodiment of Shared Technology or Licensed Parent Software that was required to be delivered by such Contributing Party, such Contributing Party shall promptly deliver, at no charge, such tangible embodiment (to the extent that such Contributing Party finds such tangible embodiment after using commercially reasonable efforts to locate them) to a location reasonably designated by STI upon receiving written notice thereof from STI. The obligations of such Contributing Party under this Section 2.10 shall terminate upon the expiration of the six-month period following the Amendment Date. Without limiting or affecting any other provision in this Section 2.10, each Contributing Party agrees that if STI shall submit a request for a tangible embodiment with respect to Shared Technology or Licensed Parent Software as provided in Sections 2.10 after the expiration of the six-month period, such Contributing Party shall consider the request; provided, however, that such request can be denied by Parent in its sole and absolute discretion.

3. RIGHTS OF JOINT OWNERS

3.1 Right to Use. With respect to each Shared Other IP Right and Shared Patent, each Owner Party shall have the right to use such Shared Other IP Right or Shared Patent for any internal purposes.

3.2 Right to License. Subject to Section 6, with respect to each Shared Other IP Right and Shared Patent, STI (only with Spansion’s approval and subject to the provisions of Section 2.11 and Schedule 2.11 of the Bylaws of Spansion) and each other Owner Party shall have the right to license, and each Owner Party hereby consents to such licensing of, such Shared Other IP Right or Shared Patent to Third Parties (a) without restriction, except that no such license of a Shared Other IP Right, if granted by an Owner Party, shall permit any Third Party to engage in any activities that, if engaged in by such Owner Party, would constitute a breach of such Owner Party’s (or, in the case of STI, Spansion’s) non-competition obligations in Section 2 or 3 (as applicable) of the Non-Competition Agreement, and (b) without accounting to any other Owner Party unless otherwise mutually agreed upon in writing.

3.3 Right to Transfer. STI shall have the right to assign its ownership interest in Assigned Patent Rights and Assigned Trademark Rights, only with Spansion’s approval and subject to the provisions of Section 2.11 and Schedule 2.11 of the Bylaws of Spansion. STI (only with Spansion’s approval and subject to the provisions of Section 2.11 and Schedule 2.11 of the Bylaws of Spansion) and each other Owner Party shall each have the right to assign its ownership interest in Shared Other IP Rights and Shared Patents to Third Parties without restriction and without accounting to any other Party, provided that such Third Parties shall receive the rights of the assigning Party, and shall be bound by the obligations of the assigning Party, under Sections 3, 4 and 6 (as applicable) with respect to such Shared Other IP Rights, any Shared Technology related thereto and such Shared Patents.

4. COOPERATION OF THE PARTIES

4.1 Patents. Any Patents that may issue with respect to any Shared Other IP Right (“Shared Patents”) shall be jointly owned by the Owner Parties of such Shared Other IP Right, and each such Owner Party filing applications for, or otherwise obtaining ownership of, such Shared Patents shall assign to the other Owner Parties an equal, undivided, joint interest in and to such Shared Patents. The Owner Parties shall cooperate in maintaining such Shared Patents and shall equally divide the expenses thereof.

4.2 Registration and Maintenance of Spansion IP. STI shall have the right to engage AMD, Fujitsu or any of their Subsidiaries to register and enforce, solely for the benefit of Spansion and its Subsidiaries, any Intellectual Property Rights owned by Spansion and its Subsidiaries, provided that none of AMD, Fujitsu or any of their Subsidiaries shall have any obligation to accept such engagement except as otherwise provided in any other Transaction Documents or Offering Documents. The out-of-pocket expenses reasonably incurred by AMD, Fujitsu or any of their Subsidiaries in performing such registration and enforcement shall be reimbursed by STI.

4.3 Access to Inventors. If (a) any employees of Spansion or any of its Subsidiaries, or any Seconded Employees, are named as inventors on any Patent or Patent application of a Parent or any of its Subsidiaries, or were otherwise involved in or familiar with the conception, development or reduction to practice of any Technology relating to a Patent or Patent application of a Parent or any of its Subsidiaries, and (b) such Patent or Patent application relates to one or more inventions conceived, developed or reduced to practice prior to the Effective Date, then at such Parent’s request, Spansion and STI shall cause such employees of Spansion and its Subsidiaries and such Seconded Employees to provide such Parent and its Subsidiaries with reasonable assistance and cooperation (which may include executing written instruments as may be reasonably requested by such Parent and its Subsidiaries) in applying for, prosecuting, obtaining, perfecting and enforcing such Patent or Patent application. The out-of-pocket expenses reasonably incurred by such employees of Spansion and its Subsidiaries and such Seconded Employees in providing such assistance and cooperation shall be reimbursed by such Parent.

5. SPANSION TECHNOLOGY

5.1 Identification. Spansion shall identify to each Parent any Spansion Technology in Spansion’s or any of its Subsidiaries’ possession at such Parent’s requests, which may be made from time to time.

5.2 Delivery to Parents. Spansion shall deliver to each Parent any Spansion Technology in Spansion’s or any of its Subsidiaries’ possession (excluding any Spansion Technology with respect to which such Parent is a Provider Party) at such Parent’s requests, which may be made from time to time, and such Parent shall reimburse Spansion for reasonable out-of-pocket expenses incurred by Spansion in performing such delivery. Spansion shall perform such delivery by providing such Parent with (a) tangible (including machine-readable) embodiments of such Spansion Technology in Spansion’s or any of its Subsidiaries’ possession, (b) training on such Spansion Technology conducted by appropriate Spansion or Spansion Subsidiary personnel, and (c) reasonable telephone and email access to appropriate Spansion or Spansion Subsidiary personnel for the purpose of answering questions from, and otherwise providing support to, such Parent’s personnel regarding such Spansion Technology. Notwithstanding anything to the contrary, Spansion shall owe no obligations under Sections 5.1 and 5.2 (i) to any Parent during any period in which such Parent’s Aggregate Ownership Interest is less than twelve and one-half percent (12.5%), or (ii) to the extent that performance of such obligations would constitute a breach by Spansion of any obligations of confidentiality owed by Spansion to a Third Party, or a breach of any obligations of confidentiality owed by Spansion to the non-requesting Parent that, if breached, would result in breach of an obligation of confidentiality owed by the non-requesting Parent to a Third Party.

5.3 License to Parents. Spansion and STI hereby grant (and agree to cause their respective Subsidiaries to grant) to each Parent a non-exclusive, perpetual, irrevocable, fully paid-up, royalty-free license to (a) prepare derivative works of, modify, reproduce and otherwise use the Spansion Technology solely in connection with the design, development, testing, manufacture, support, and use of Licensed Products and (b) make, have made, sell, offer for sale and otherwise distribute, transmit, import, and otherwise use and exploit Licensed Products (whether alone or as incorporated into other products) based on, incorporating, or otherwise using all or any portion of the Spansion Technology. The rights and licenses set forth in this Section 5.3 include the right to disclose the Spansion Technology, to the extent that such disclosure (i) is inherent in the sale, distribution, use or other exploitation of any Licensed Products (whether alone or as incorporated into other products) based on, incorporating, or otherwise using all or any portion of the Spansion Technology, (ii) is reasonably necessary or useful for use and exploitation of any such Licensed Products, or (iii) is otherwise reasonably necessary or useful in connection with the use or exploitation of the Spansion Technology authorized by Section 5.3. The rights and licenses set forth in this Section 5.3 also include the right to grant sublicenses of any of the foregoing rights and licenses (A) to Subsidiaries and Affiliates of such Parent, (B) to manufacturers, subcontractors and other service providers for the purpose of, and to the extent necessary for, providing services for or on behalf of such Parent and its Subsidiaries and Affiliates (and not for the benefit of any Third Parties other than Affiliates), and (C) otherwise reasonably necessary for the use and exploitation of Licensed Products (whether alone or as incorporated into other products). In addition, each Parent shall have the right to grant sublicenses of the rights and licenses set forth in this Section 5.3 to any Third Party as part of a transfer to such Third Party of any or all of the business or operations of such Parent’s Semiconductor Group or any of such Parent’s Subsidiaries or Affiliates sublicensed under this Section 5.3, provided that such sublicenses shall only apply to Spansion Technology that has been used in the transferred business or operations on or before the date of such transfer, and provided further that such sublicenses, with respect to any Spansion Non-Process Technology, shall only apply to (x) each Existing Product and Pending Product of such Parent and its Subsidiaries and Affiliates sublicensed hereunder as of the date of such transfer (“Acquired Party Covered Product”), (y) each Existing Product and Pending Product of such Third Party as of the date of such transfer that would have been in direct competition with an Acquired Party Covered Product if both such products were offered for sale contemporaneously by different Persons (“Acquirer Competitive Product”), and (z) Successor Products. Notwithstanding anything to the contrary, no license or sublicense of any item of Spansion Technology granted under this Section 5.3 shall cover any Licensed Product that is competitive with Existing Products or Pending Products of Spansion as of the date Spansion delivers to such Parent such item of Spansion Technology as described in Section 5.2 (“Spansion Technology Delivery Date”), unless and until Spansion discontinues sales of such Existing Products of Spansion that were competitive with such Licensed Product as of such Spansion Technology Delivery Date and Spansion discontinues sales or development (as applicable) of such Pending Products of Spansion that were competitive with such Licensed Product as of such Spansion Technology Delivery Date, at which time the licenses and sublicenses to such item of Spansion Technology granted under this Section 5.3 shall cover such Licensed Product.

6. PROTECTION OF TECHNOLOGY

6.1 Spansion Obligation. Spansion and STI shall use (and shall cause its Subsidiaries to use) the same care and measures to protect the confidentiality of the Shared

Technology and Licensed Parent Software provided by each Parent as STI uses for its other confidential or proprietary information or material of a similar nature (including the Shared Technology and Licensed Parent Software provided by the other Parent), but no less than a reasonable degree of care. Such measures may include instructing and requiring (through written nondisclosure agreement or otherwise) Third Party recipients of such Shared Technology and Licensed Parent Software to maintain the confidentiality thereof, and limiting internal disclosures of such Shared Technology and Licensed Parent Software to those employees of Spansion and its Subsidiaries who have a need to access such Shared Technology and Licensed Parent Software and who are bound to retain the confidentiality thereof. If Spansion or any of its Subsidiaries becomes aware of any unauthorized (whether intentional or accidental) use or disclosure of any Shared Technology or Licensed Parent Software that Spansion believes has or will have a Material Adverse Effect on Spansion, STI or either Parent, Spansion will promptly notify the Provider Party(ies). Notwithstanding anything in this Section 6.1 to the contrary, Spansion may disclose any Shared Technology that was generally available to the public or otherwise part of the public domain at the time it was provided to Spansion or STI hereunder, or that became generally available to the public or otherwise part of the public domain after it was provided to Spansion or STI hereunder other than through any act or omission of Spansion or any of its Subsidiaries in breach of this Agreement.

6.2 Parent Obligation. Each Parent shall use the same care and measures to protect the confidentiality of (a) any Shared Technology for which such Parent is an Owner Party and (b) any Spansion Technology delivered and licensed to such Parent at such Parent’s request pursuant to Section 5 as Parent uses for its other confidential or proprietary information or material of a similar nature, but no less than a reasonable degree of care. Such measures may include instructing and requiring (through written nondisclosure agreement or otherwise) Third Party recipients of such Shared Technology and Spansion Technology to maintain the confidentiality thereof, and limiting internal disclosures of such Shared Technology and Spansion Technology to those employees of such Parent and its Subsidiaries who have a need to access such Shared Technology and Spansion Technology and who are bound to retain the confidentiality thereof. If such Parent becomes aware of any unauthorized (whether intentional or accidental) use or disclosure of any such Shared Technology or Spansion Technology that such Parent believes has or will have a Material Adverse Effect on Spansion or STI, such Parent will promptly notify Spansion. Notwithstanding anything in this Section 6.2 to the contrary, such Parent may disclose any such Shared Technology and Spansion Technology that was generally available to the public or otherwise part of the public domain at the time it was provided by Spansion, STI or LLC to such Parent under Section 5, or that became generally available to the public or otherwise part of the public domain after it was provided by Spansion, STI or LLC to such Parent under Section 5 other than through any act or omission of such Parent or any of its Subsidiaries in breach of this Agreement.

7. DEFENSE OF SPANSION

7.1 AMD Cross-Licenses to Protect Spansion. For so long as Spansion is Controlled by AMD, AMD shall enforce its applicable Patents in order to minimize, to the extent reasonably possible, any Losses of Spansion and its Subsidiaries, provided that the details of the manner in which AMD enforces its Patents, including which of such Patents AMD enforces, shall be left to AMD’s reasonable discretion. For so long as Spansion is Controlled by AMD, AMD may grant licenses under Patents separately owned by Spansion and its Subsidiaries, provided that (i) each such license shall be of no broader scope than, and shall be subject to the same terms and conditions that apply to, any license of any Patents of AMD granted in connection with such license, and (ii) the recipient of each such license grants to Spansion and its Subsidiaries a license of similar scope under such recipient’s patents.

7.2 Responsibility for Spansion Losses. Without limiting the obligations of AMD under Section 7.1, Spansion shall be responsible for any Losses to Persons that Spansion or its Subsidiaries incur arising out of or relating to the claims, allegations, assertions, suggestions or invitations to license of such Persons, including any claim of misuse, disclosure without authorization, infringement, or misappropriation of any Intellectual Property Right.

8. SECONDED EMPLOYEES

8.1 Assignment of Developments. Fujitsu hereby assigns and agrees to assign, and will cause its Subsidiaries, as applicable, to assign, to Spansion Japan (a) an equal, undivided, joint interest in and to its and their right, title, and interest in Developments created by Seconded Employees jointly with employees of Fujitsu or any of its Subsidiaries, except as otherwise agreed to by Fujitsu and Spansion Japan, and (b) its and their right, title, and interest in all other Developments. With respect to Developments owned solely by Spansion Japan, Spansion Japan shall have the sole right to obtain and hold in its own name copyrights, registrations and similar protection which may be available in such Developments and to prepare, file and prosecute patent applications and to obtain and hold any other registrations or similar protections which may be available with respect to such Developments. Fujitsu will, and will cause its relevant Subsidiaries to, provide Spansion Japan with reasonable assistance and cooperation (which may include executing written instruments as may be reasonably requested by Spansion Japan) in applying for, prosecuting, obtaining, perfecting and enforcing its Intellectual Property Rights in such Developments; provided that the out-of-pocket expenses reasonably incurred by Fujitsu and its Subsidiaries in providing such assistance and cooperation are reimbursed by Spansion Japan. All Developments that are Patents are hereby deemed to be Spansion Licensed Patents under the AMD-Spansion Patent Cross-License Agreement and the Fujitsu-Spansion Patent Cross-License Agreement. All other Developments are hereby deemed to be Spansion Technology.

8.2 Fujitsu Policies and Interaction. The Parties hereby agree and acknowledge that during his or her Secondment Period (as defined in the Fujitsu Secondment Agreement), each Seconded Employee shall continue to be bound by Fujitsu’s and Fujitsu’s Subsidiaries’ existing rules, policies and agreements regarding confidential information and inventions (“Fujitsu Policies”), provided, however, that Fujitsu agrees not to enforce against any Seconded Employee any right it may have under the Fujitsu Policies to prohibit such Seconded Employees from disclosing Developments to Spansion Japan. Spansion Japan shall be responsible for providing instructions to the Seconded Employees concerning the disclosure of Developments to Spansion Japan. Insofar as matters with respect to technology are concerned, Fujitsu will, and Spansion will cause Spansion Japan to, take reasonable efforts to limit the interaction of Fujitsu’s employees other than the Seconded Employees (the “Non-Seconded Employees”), with the Seconded Employees. Fujitsu (or the applicable Fujitsu subsidiary) will each instruct the Non-Seconded Employees not to initiate conversations with its Seconded Employees about confidential work being performed by either Fujitsu or Spansion Japan, other than joint confidential work involving Fujitsu and Spansion Japan. Spansion will cause Spansion Japan to instruct the Seconded Employees not to initiate conversations with the Non-Seconded Employees about confidential work being performed by either the Fujitsu Entities or Spansion Japan, other than joint confidential work involving Fujitsu and Spansion Japan.

8.3 No Transfer of Background IP Rights. Notwithstanding any provision to the contrary, nothing in this Section 8 shall constitute (a) an assignment or agreement to assign by Fujitsu or any of its Subsidiaries to Spansion Japan any right, title, or interest (including any license rights or rights of use) in Background IP Rights; or (b) a waiver by Fujitsu or any of its Subsidiaries of the enforcement of any right or any claim or causes of action of any kind against Spansion Japan with respect to Background IP Rights, or a grant or agreement by any Fujitsu Entity to grant to Spansion Japan a license under any Background IP Right. For purposes of clarification, nothing in this Section 8.3 shall affect, or be deemed to affect, any of the assignments, transfers, conveyances or licenses set forth in Section 2.

9. CONFIDENTIAL INFORMATION

9.1 Contiguous Facilities. The Parties acknowledge that the transactions relating to the Transaction Documents and the Offering Documents contemplate certain arrangements in which (a) personnel of a Parent (and/or its Subsidiaries) may be assigned to work at the facilities of STI (and/or its Subsidiaries), or personnel of STI (and/or its Subsidiaries) may be assigned to work at the facilities of a Parent (and/or its Subsidiaries), and (b) a Parent (and/or its Subsidiaries) and STI (and/or its Subsidiaries) may occupy contiguous facilities in which their respective personnel will share certain common areas. The Parties further acknowledge that, as a result of such arrangements, one Party and/or its Subsidiaries (collectively, “Recipient”) may inadvertently be provided with, or may otherwise obtain, Confidential Information of another Party and/or its Subsidiaries (collectively, “Discloser”). Recipient shall not use or disclose Discloser’s Confidential Information for any purpose, and shall promptly return to Discloser any tangible (including machine-readable) embodiments of any such Confidential Information.

9.2 Parent Confidential Information. The Parties acknowledge that one Parent and/or its Subsidiaries (collectively, “Receiving Parent”) may be provided by Spansion or its Subsidiaries with, or may otherwise obtain from Spansion or its Subsidiaries, Parent Confidential Information of the other Parent and/or its Subsidiaries (collectively, “Disclosing Parent”). Except as otherwise permitted by Disclosing Parent, Receiving Parent shall not use or disclose Parent Confidential Information of Disclosing Parent for any purpose, and shall promptly return to Spansion any tangible (including machine-readable) embodiments of any such Parent Confidential Information. Nothing in this Section 9.2 shall be construed to authorize Spansion or its Subsidiaries to disclose or otherwise provide any information or materials of a Parent to the other Parent.

9.3 Residual Information.

9.3.1 Notwithstanding Section 9.1, Recipient shall not be liable to Discloser for the inadvertent use of Discloser’s Residual Information for Recipient’s own business purposes by Recipient’s personnel who no longer have access to any tangible (including machine-readable) embodiments of any Confidential Information of Discloser; provided, however, that the foregoing shall not release or excuse Recipient from any liability to Discloser for any disclosure of Discloser’s Confidential Information by Recipient to any other Persons, including Recipient’s former personnel, or any use of such Confidential Information by such other Persons. This Section 9.3.1 shall not be deemed to (A) grant to

Recipient a license under any Patents, Copyrights or other Intellectual Property Rights (excluding Trade Secrets) of Discloser or (B) authorize any use of the tangible (including machine-readable) embodiments of any Confidential Information of Discloser.

9.3.2 Notwithstanding Section 9.2, Receiving Parent shall not be liable to Disclosing Parent for the inadvertent use of Disclosing Parent’s Residual Information for Receiving Parent’s own business purposes by Receiving Parent’s personnel who no longer have access to any tangible (including machine-readable) embodiments of any Parent Confidential Information of Disclosing Parent; provided, however, that the foregoing shall not release or excuse Receiving Parent from any liability to Disclosing Parent for any disclosure of Disclosing Parent’s Parent Confidential Information by Receiving Parent to any other Persons, including Receiving Parent’s former personnel, or any use of such Parent Confidential Information by such other Persons. This Section 9.3.2 shall not be deemed to (A) grant to Receiving Parent a license under any Patents, Copyrights or other Intellectual Property Rights (excluding Trade Secrets) of Disclosing Parent or (B) authorize any use of the tangible (including machine-readable) embodiments of any Parent Confidential Information of Disclosing Parent.

9.4 Third Party Confidentiality Obligations. Spansion shall use (and will cause its Subsidiaries to use) commercially reasonable efforts to avoid (a) any obligations that would restrict or prohibit Spansion or its Subsidiaries from disclosing to Parents any information and materials owned or controlled by Third Parties, and (b) any obligations that would prohibit or place restrictions on Spansion’s or its Subsidiaries’ disclosure of any such information or materials to one Parent but not to the other Parent.

10. REPRESENTATIONS, WARRANTIES, COVENANTS AND DISCLAIMERS

10.1 Representations, Warranties & Covenants. Each of AMD Investments and Fujitsu, as a Provider Party, represents and warrants to Spansion and the other Provider Party as follows as of the Amendment Date:

10.1.1 Provider Party has the right to grant to or for the benefit of Spansion and STI the rights assigned or granted hereunder in accordance with the terms of this Agreement and such assignment or grant of rights does not, and will not during the term of this Agreement, conflict with the rights and obligations of such Provider Party (or AMD, where such Provider Party is AMD Investments) under any other license, agreement, contract or other undertaking.

10.1.2 Except as set forth in Schedule 10.1.2, Provider Party: (a) has no knowledge (and, where Provider Party is AMD Investments, AMD has no knowledge) that any Actions are currently pending or threatened against Provider Party or its Subsidiaries or Contributed Entities (or Affiliates, where Provider Party is AMD Investments, or FMH, where Provider Party is Fujitsu) alleging or asserting that any products or activities of Provider Party’s Flash Memory Business infringe or misappropriate any Intellectual Property Right of any Person; and (b) has not received, and Provider Party’s Subsidiaries and Contributed Entities (and Affiliates, where Provider Party is AMD Investments, and FMH, where Provider Party is Fujitsu) have not received, any oral, written, or other communication alleging or asserting that any products or activities of Provider Party’s Flash Memory Business infringe or misappropriate any Intellectual Property Right of any Person, or suggesting or inviting Provider Party or its Subsidiaries or Contributed Entities (or Affiliates, where Provider Party is AMD Investments, or FMH, where Provider Party is

Fujitsu) to take a license under the right or claimed right of any Person with respect to any Intellectual Property Right in connection with any products or activities of Provider Party’s Flash Memory Business.

10.1.3 The execution, delivery, and performance of this Agreement and the other Offering Documents, and the consummation of the transactions contemplated by this Agreement and the other Offering Documents, will not (i) result in Spansion or any of its Subsidiaries or the Non-Provider Party granting to any Third Party any right to, or with respect to, any Intellectual Property Right owned by, or licensed to, Spansion or any of its Subsidiaries or the Non-Provider Party, as applicable, except as set forth in Schedule 10.1.3(i), and except to the extent that such grant to such Third Party is under Spansion’s or its Subsidiaries’ patent rights and, in return for such grant, such Third Party grants to Spansion and its Subsidiaries a license of similar scope under such Third Party’s patent rights; (ii) result in Spansion or its Subsidiaries or the Non-Provider Party being bound by, or subject to, any non-competition or other restriction on the operation or scope of its businesses other than the restrictions set forth in the Non-Competition Agreement, or (iii) result in Spansion or its Subsidiaries or the Non-Provider Party being obligated to pay any royalties or other fees of any kind to any Third Party with respect to Intellectual Property Rights, except as set forth in Schedule 10.1.3 (iii).

10.1.4 This Agreement and the Amended and Restated AMD-Spansion Patent Cross-License Agreement (in the case AMD Investments is the Provider Party), and the Amended and Restated Fujitsu-Spansion Patent Cross-License Agreement (in the case Fujitsu is the Provider Party) grant to Spansion and its Subsidiaries ownership or license rights under all of the Intellectual Property Rights owned in whole or in part by Provider Party and its Subsidiaries (and its Affiliates, where Provider Party is AMD Investments) that are necessary to enable Spansion and its Subsidiaries following the Amendment Date to conduct the Flash Memory Business of Provider Party in all material respects as such Flash Memory Business is conducted immediately prior to the Amendment Date.

10.2 AMD Intellectual Property Rights. AMD represents and warrants to Spansion and Fujitsu that: (a) all right, title and interest held by AMD at any time prior to the Amendment Date in and to the Spansion Patent Rights being assigned as of the Amendment Date have been assigned, transferred and conveyed to AMD Investments, and AMD Investments has not assigned, transferred or conveyed any such right, title or interest to any Person, except as expressly provided herein; and (b) AMD, AMD Investments, and their respective Subsidiaries have each assigned, transferred or conveyed to Spansion or one of its Subsidiaries or otherwise caused Spansion or one of its Subsidiaries to hold all right, title and interest held by AMD, AMD Investments, or any of their respective Subsidiaries immediately prior to the Amendment Date in and to any Intellectual Property Right, Technology, or license thereunder or thereto that Coatue at any point in time owned, held, controlled, used or developed, except the agreements listed on Schedule 10.2.

10.3 FMH. Fujitsu represents and warrants to Spansion and AMD that prior to the Amendment Date, FMH has never (a) conducted any activities other than owning its limited liability company interests of LLC, and (b) held any right, title or interest at any time in and to any Intellectual Property Right or Moral Right.

10.4 Survival and Remedies. All representations and warranties contained in this Agreement shall survive for a period of eighteen (18) months after the Amendment Date. The indemnification provisions of Article X of the Contribution Agreement shall provide the exclusive remedy for any breach of the representations and warranties set forth in this Agreement.

10.5 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY TRANSACTION DOCUMENT OR ANY OFFERING DOCUMENT, NO PARTY MAKES (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS) ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE. NOTWITHSTANDING ANYTHING IN ANY AGREEMENT TO THE CONTRARY, FUJITSU DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH CONDITIONAL PATENT RIGHTS, INCLUDING WITHOUT LIMITATION, THE AVAILABILITY TO STI OF SUCH RIGHTS OR THEIR SUFFICIENCY TO RESPOND TO ANY THIRD PARTY CLAIM.

11. MISCELLANEOUS

11.1 No Implied Rights. Except as otherwise expressly provided herein, nothing in this Agreement shall be deemed to grant to any Party, directly or by implication, estoppel or otherwise, any right or license with respect to any Intellectual Property Rights of any other Party.

11.2 Relationship of the Parties. In the exercise of their respective rights, and the performance of their respective obligations hereunder, the Parties are, and will remain independent contractors. Nothing in this Agreement will be construed to constitute the Parties as partners, or principal and agent for any purpose whatsoever. No Party will bind, or attempt to bind, any other Party hereto to any contract or other obligation, and no Party will represent to any Third Party that it is authorized to act on behalf of any other Party to this Agreement.

11.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, United States of America, as applied to agreements among California residents entered into and wholly to be performed within the State of California (without reference to any choice or conflicts of laws rules or principles that would require the application of the laws of any other jurisdiction).

11.4 Dispute Resolution. The parties hereby agree that claims, disputes, or controversies of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance, or breach of this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in Schedule A.

11.5 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

11.6 Predecessors, Successors and Assigns. It is understood and agreed that (i) the obligations of Parents or Contributing Parties to STI arising hereunder prior to the

Amendment Date shall have been fully satisfied by performance thereof tendered to STI’s predecessor-in-interest, LLC, which was a party to the IPCAAMA as of June 30, 2003, (ii) the obligations of STI to Parents or Contributing Parties arising hereunder prior to the Amendment Date shall have been fully satisfied by performance thereof tendered by LLC, and (iii) STI is responsible for performance from the Effective Date of any obligation of STI to Parents and Contributing Parties hereunder. Except as expressly provided herein (including Section 3.3), the rights and obligations hereunder may not be assigned or delegated (a) by Spansion or STI without the prior written consent of both Parents, (b) by either Parent without the prior written consent of Spansion and the other Parent, or (c) by AMD Investments without the prior written consent of Spansion and Fujitsu. Any purported assignment, sale, transfer, delegation or other disposition of such rights or obligations by a Party, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party shall assign its rights under any of the Intellectual Property Rights assigned to such Party pursuant to this Agreement unless such assignment by such Party is made subject to the terms of this Agreement other than Section 2.4.

11.7 Entire Agreement; Amendment. This Agreement (including the Schedules hereto) and the other Transaction Documents and Offering Documents constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supersede any prior communications, representations, understandings and agreements, either oral or written, between the Parties with respect to such subject matter; provided, however, that the rights, licenses and immunities granted to the Parties in such prior agreements shall survive the execution of this Agreement and the other Transaction Documents and Offering Documents to the extent set forth in, and in accordance with the terms of, the Termination Agreement (including Section 3.6 thereof). This Agreement may not be altered or amended except by a written instrument signed by authorized legal representatives of all Parties. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. No single or partial exercise of any right, power or privilege granted under this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law or any other Transaction Document and Offering Documents. For purposes of clarity, this Agreement, in amending and restating the IPCAAMA dated as of June 30, 2003, is not intended to reduce the scope of any Party’s license to intellectual property rights. If any intellectual property right licensed under the IPCAAMA cannot be licensed under this Agreement to the full scope of the license set forth in the IPCAAMA, such intellectual property right shall continue to be licensed under the terms and conditions of the IPCAAMA.

11.8 Notices and Other Communications. All notices required or permitted under this Agreement shall refer to this Agreement and will be deemed given: (a) when delivered personally; (b) when sent by confirmed facsimile; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three (3) business days after deposit with an internationally recognized commercial overnight carrier specifying next-day delivery, with written verification of receipt. All such notices, requests, demands and other communications shall be addressed as follows:

If to Spansion:

Spansion Inc.

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94086

Attention: General Counsel

Telephone: +1 (408) 962-2500

Facsimile: +1 (408) 774-7443

If to STI:

Spansion Technology Inc.

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94086

Attention: General Counsel

Telephone: +1 (408) 962-2500

Facsimile: +1 (408) 774-7443

If to Fujitsu:

Fujitsu Limited

Akiruno Technology Center

50 Fuchigami, Akiruno

Tokyo 197-0833

Japan

Attn: General Manager

Intellectual Property & Technical Standards Division

Electronic Devices Group

Telephone: +81-42-532-1375

Facsimile: +81-42-532-2405

With a copy to (which shall not constitute notice):

Fujitsu Limited

1-1, Kamikodanaka 4-chome

Kawasaki 211-8588

Japan

Attn: General Manager, Industry Relations Division

Telephone: +81-44-754-8641

Facsimile: +81-44-754-8505

If to AMD:

Advanced Micro Devices, Inc.

One AMD Place

Sunnyvale, California 94086

Attn: General Counsel

Telephone: +1 (408) 749-2202

Facsimile: +1 (408) 774-7399

With a copy to (which shall not constitute notice):

Advanced Micro Devices, Inc.

5204 East Ben White Boulevard

Mail Stop 563

Austin, Texas 78741

Attn: Vice President, Intellectual Property

Telephone: +1 (512) 602-0148

Facsimile: +1 (512) 602-4932

If to AMD Investments:

AMD Investments, Inc.

c/o Advanced Micro Devices, Inc.

One AMD Place

Sunnyvale, California 94086

Attn: General Counsel

Telephone: +1 (408) 749-2202

Facsimile: +1 (408) 774-7399

or to such other address or facsimile number as a Party may have specified to the other Parties in writing delivered in accordance with this Section 11.8.

11.9 Expenses. Except as otherwise expressly set forth in this Agreement, each Party will bear its own costs and expenses, including fees and expenses of legal counsel and other representatives used or hired in connection with the transactions described in this Agreement.

11.10 Severability. If any provision in this Agreement is found or held to be invalid or unenforceable, then the meaning of such provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties will use their respective best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the Parties’ intent in entering into this Agreement.

11.11 Construction. This Agreement shall be deemed to have been drafted by all Parties and, in the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

11.12 Execution. This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party shall constitute a valid and binding execution and delivery of this Agreement by such Party.

11.13 Further Assurances. Each Party agrees to (a) execute and deliver to each other Party such other documents, and (b) do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement; provided, however, that no Party shall be required to make any additional representations or warranties or to incur any material expense or potential exposure to legal liability pursuant to this Section 11.13.

11.14 Confidentiality of Terms. No Party shall disclose the terms of this Agreement to any Third Parties, except that any Party may disclose to Third Parties the existence of this Agreement and may disclose the terms of this Agreement to the extent reasonably necessary, in confidence, to its legal counsel, accountants, and banks and their advisors, and to its present or future financing sources for, potential investors in, and potential successors to, all or any portion of the assets or business of such Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

ADVANCED MICRO DEVICES, INC.		SPANSION INC.

By:	/s/ Hollis M. O’Brien	By:	/s/ Bertrand F. Cambou
Name:	Hollis M. O’Brien	Name:	Bertrand F. Cambou
Title:	Corporate Vice President and Secretary	Title:	President and Chief Executive Officer

FUJITSU LIMITED		AMD INVESTMENTS, INC.

By:	/s/ Hiroaki Hurokawa	By:	/s/ Hollis M. O’Brien
Name:	Hiroaki Hurokawa	Name:	Hollis M. O’Brien
Title:	President	Title:	VP & Secretary

SPANSION TECHNOLOGY INC.

By:	/s/ Bertrand F. Cambou
Name:	Bertrand F. Cambou
Title:	President and Chief Executive Officer